Exhibit 99.2
Castle Harlan Sells Ames True Temper,
Leading Maker of Lawn and Garden Tools, for $542M to Griffon Corp.
NEW YORK, July 19, 2010 — Castle Harlan, Inc., the New York private equity firm, announced today that Castle Harlan Partners IV has agreed to sell Ames True Temper, Inc. (“Ames True Temper” or the “Company”), the leading North American manufacturer and global marketer of non-powered lawn and garden tools and accessories, to Griffon Corp. for $542 million.
Griffon Corp. is a diversified management and holding company based in New York. Its businesses include Telephonics Corp., which produces information, communication and sensor systems; Clopay Building Products Co., maker of commercial and residential garage doors; and Clopay Plastic Products Co., producer of specialty plastic films for hygienic, healthcare and industrial applications.
Ames True Temper, in business since 1774, is the market leader in North America for certain lawn and garden products, such as long-handled tools, including rakes and shovels, as well as wheelbarrows, snow tools, striking tools and pots and planters. The Company is based in Camp Hill, Penn., and its customers include national retailers such as The Home Depot, Lowe’s and Walmart, as well as major hardware chains and similar stores throughout North America.

Castle Harlan President Justin Wender said, “We’ve had a successful partnership with Ames True Temper since we acquired the company in 2004. With an exceptionally strong and experienced management team in place, the company is poised to continue its solid growth, and we’re proud to have been a part of its storied history.”
Ames True Temper President and CEO Duane Greenly said, “It has been a pleasure to partner with Castle Harlan. With its guidance and support, we’ve made tremendous strides, and we will continue to provide our customers and the market in general, a focus on quality, service and value.”
Ron Kramer, Griffon’s Chief Executive Officer commented, “Ames True Temper is the clear market leader in the outdoor work category, with superb brands, quality products, excellent customer relationships, and an outstanding management team. There are immediate growth opportunities for this business both in North America and around the world. Ames True Temper will provide significant initial value to our shareholders, as well as enhance our ability to grow for the long-term.”
Under the definitive agreement, the buyer is expected to effect a tender offer for and/or substantially concurrent with the closing of the acquisition cause the Company to effect a redemption offer and a covenant defeasance of both the Senior Floating Rate Notes due 2012 and the 10% Senior Subordinated Notes due 2012, in each case issued by Ames True Temper, in accordance with the indentures governing each series of Notes. Completion of the acquisition is conditioned on the satisfaction of customary closing conditions and is expected to be finalized later this quarter.
Credit Suisse and UBS acted as financial advisors to Ames True Temper in this transaction. In addition, Robert W. Baird & Co. acted as an advisor to Ames True Temper management and Castle Harlan.
Castle Harlan, founded in 1987, invests in controlling interests in the buyout and development of middle-market companies in North America and Europe. Its team of 19 investment professionals has completed 51 acquisitions since its inception with a total value in excess of $9.6 billion. Castle Harlan currently manages investment funds with equity commitments of $2.5 billion. The firm traces its roots to the start of the institutionalized private-equity business in the late 1960s.
Castle Harlan’s current portfolio of companies, which employ more than 37,500 people, includes Baker & Taylor, the world’s largest distributor of books and entertainment products to libraries and retailers; Pretium Packaging LLC, one of the country’s leading manufacturers of custom-designed specialty plastic containers for the food, pharmaceutical, personal-care and household markets; and IDQ Holdings, Inc., the industry leader in Do-it-Yourself, branded products for servicing and repairing automotive air conditioners.
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